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                                  EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
NetGravity, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-78959) and on Form S-8 (No. 333-48277, 333-90653, 333-91661),
of DoubleClick, Inc. of our report dated January 27, 1999, with respect to the consolidated balance sheets of NetGravity, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K/A of DoubleClick, Inc. dated October 26, 1999.


                                    /s/ KPMG LLP


San Francisco, California
January 13, 2000